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Exhibit 4.2(f)

The securities represented by this certificate have not been registered, under either the Securities Act of 1933, as amended, or applicable state securities laws. They may not be sold, offered for sale or transferred in the absence of an effective registration under the Securities Act of 1933, as amended, and the applicable state securities laws or an opinion of counsel satisfactory in form and substance to counsel for the Company that such transaction will not result in a prohibited transaction under the Securities Act of 1933, as amended, or the applicable state securities laws.

WARRANT

TO PURCHASE UP TO 350,000 SHARES OF COMMON STOCK
OF
2ND SWING, INC., A MINNESOTA CORPORATION

        THIS CERTIFIES THAT, for good and valuable consideration David R. Pomije, 801 Tonkawa Road, Long Lake, MN 55356 ("DRP") or assigns, is entitled to subscribe for and purchase from 2nd Swing, Inc., a Minnesota corporation (the "Company"), at any time on or before ten (10) years after the date hereof up to Three Hundred Fifty Thousand (350,000) fully paid and nonassessable shares of the Common Stock, $0.01 par value per share ("Warrant Shares"), of the Company at the Warrant Exercise Price (defined below), subject to the antidilution provisions of this Warrant.

        DRP is being granted the Warrant Shares in consideration for certain financial accommodations made by DRP for the benefit of the Company pursuant to a Mezzanine Letter Agreement dated March 31, 2002 incorporated into this Warrant by reference as though fully set forth.

        The "Warrant Exercise Price" per share of Common Stock shall be Two and 75/100 Dollars ($2.75). The number of shares subject to this Warrant and the Warrant Exercise Price shall be adjusted as provided in Section 5 hereof.

        As used herein, the term "Holder" means DRP, any party who acquires all or a part of this Warrant as a registered transferee of DRP, or any record holder or holders of the Warrant Shares issued upon exercise, whether in whole or in part, of the Warrant. The term "Common Stock" means and includes the Company's presently authorized common stock, par value $0.01 per share.

        This Warrant is subject to the following provisions, terms and conditions:

        1.    Exercise; Transferability.

    1.1
    Exercise. The rights represented by this Warrant may be exercised by the Holder hereof, in whole or in part (but not as to a fractional share of Common Stock), by written notice of exercise (in the form attached hereto) delivered to the Company at the principal office of the Company prior to the expiration of this Warrant and accompanied or preceded by the surrender of this Warrant along with a check in payment of the Warrant Exercise Price for such shares.

    1.2
    Conversion. In lieu of exercising this Warrant, the Holder may elect to receive shares of Common Stock equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company, together with notice of such election, in which event the Company shall issue to the Holder a number of shares of the Company's Common Stock equal to the quotient obtained by dividing (i) the value of the portion of this Warrant being surrendered (determined by subtracting the aggregate Warrant Exercise Price for such portion immediately prior to surrender from the aggregate Fair Market Value (as hereinafter defined) of the shares of Common Stock for which this Warrant is being surrendered), by (ii) the Fair Market Value of one share of Common Stock immediately prior to surrender.

      For purposes of this Section, the "Fair Market Value" of the Company's Common Stock shall mean the average of the closing bid and asked prices of the Company's Common

      Stock quoted on the Nasdaq Stock Market or the closing price quoted on any exchange on which the Common Stock is listed, whichever is applicable, as published in The Wall Street Journal, for the ten trading days immediately prior to the date of determination of Fair Market Value. If the Common Stock is not quoted on the Nasdaq Stock Market or on an exchange, the Fair Market Value shall be the price per share which the Company could obtain from a willing buyer for shares sold by the Company from authorized but unissued shares, as such price shall be agreed by the Company and the Holder, but in any event not less than Two and 75/100 Dollars ($2.75) per share.

    1.3
    Transfer. This Warrant may be assigned, sold, transferred, or divided into two or more Warrants of smaller denominations to assignees who are accredited investors as defined in the federal securities regulations. The Warrant and any Warrant Shares issued pursuant to exercise of this Warrant may be transferred only as provided in Section 7 hereof, and the Warrant may not be hypothecated.

        2.    Exchange and Replacement.    Subject to Sections 1 and 7 hereof, this Warrant is exchangeable upon the surrender hereof by the Holder to the Company at its office for new Warrants of like tenor and date representing in the aggregate the right to purchase the number of Warrant Shares purchasable hereunder, each of such new Warrants to represent the right to purchase such number of Warrant Shares (not to exceed the aggregate total number purchasable hereunder) as shall be designated by the Holder at the time of such surrender. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Warrant, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor, in lieu of this Warrant. This Warrant shall be promptly canceled by the Company upon the surrender hereof in connection with any exchange or replacement. The Company shall pay customary expenses (but not stock transfer taxes or any other taxes), payable in connection with the preparation, execution, and delivery of Warrants pursuant to this Section 2.

        3.    Issuance of the Warrant Shares.

    3.1
    Issuance. The Company agrees that the shares of Common Stock purchased hereby shall be and are deemed to be issued to the Holder as of the close of business on the date on which this Warrant shall have been surrendered and the payment made for such Warrant Shares as aforesaid. Subject to the provisions of the next section, certificates for the Warrant Shares so purchased shall be delivered to the Holder within a reasonable time, not exceeding fifteen (15) days after the rights represented by this Warrant shall have been so exercised, and, unless this Warrant has expired, a new Warrant representing the right to purchase the number of Warrant Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be delivered to the Holder within such time. All Warrant Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon exercise, be fully paid and nonassessable and free from liens and charges with respect to the issue thereof.

    3.2
    Delivery. Notwithstanding the foregoing, however, the Company shall not be required to deliver any certificate for Warrant Shares upon exercise of this Warrant except in accordance with exemptions from the applicable securities registration requirements or registrations under applicable securities laws. Nothing herein, however, shall obligate the Company to effect registrations under federal or state securities laws. If registrations are not in effect and if exemptions are not available when the Holder seeks to exercise the Warrant, the Warrant exercise period will be extended, if need be, to prevent the Warrant from expiring, until such time as either registrations become effective or exemptions are available, and the Warrant shall then remain exercisable for a period of at least 30 calendar days from the date the Company delivers to the Holder written notice of the availability of such registrations or exemptions. The Holder agrees to execute such documents and make such representations, warranties, and agreements as may be required solely to comply with the exemptions relied upon by the Company, or the registrations made, for the issuance of the Warrant Shares.

        4.    Covenants of the Company.    The Company covenants and agrees that all Warrant Shares will, upon issuance, be duly authorized and issued, fully paid, nonassessable, and free from all liens and charges with respect to the issue thereof. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant.

        5.    Antidilution Adjustments.    The provisions of this Warrant are subject to adjustment as provided in this Section 5.

    5.1
    Price Adjustment. The Warrant Exercise Price shall be adjusted from time to time such that in case the Company shall hereafter:

    5.1.1
    pay any dividends on the Common Stock of the Company payable in Common Stock or securities convertible into Common Stock;

    5.1.2
    subdivide its then outstanding shares of Common Stock into a greater number of shares; or

    5.1.3
    combine outstanding shares of Common Stock, by reclassification or otherwise;

      then, in any such event, the Warrant Exercise Price in effect immediately prior to such event shall (until adjusted again pursuant hereto) be adjusted immediately after such event to a price (calculated to the nearest full cent) determined by dividing (a) the number of shares of Common Stock outstanding immediately prior to such event, multiplied by the then existing Warrant Exercise Price, by (b) the total number of shares of Common Stock outstanding immediately after such event (including the maximum number of shares of Common Stock issuable in respect of any securities convertible into Common Stock), and the resulting quotient shall be the adjusted Warrant Exercise Price per share. An adjustment made pursuant to this Section 5.1 shall become effective immediately after the effective date of the event causing the adjustment. If, as a result of an adjustment made pursuant to this Section 5.1, the Holder of any Warrant thereafter surrendered for exercise shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock, the Board of Directors (whose determination shall be conclusive) shall determine the allocation of the adjusted Warrant Exercise Price between or among shares of such classes of capital stock or shares of Common Stock and other capital stock. All calculations under this Section 5.1 shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be. In the event that at any time as a result of an adjustment made pursuant to this Section 5.1, the Holder of any Warrant thereafter surrendered for exercise shall become entitled to receive any shares of the Company other than shares of Common Stock, thereafter the Warrant Exercise Price of such other shares so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in this Section.

    5.2
    Share Adjustment. Upon each adjustment of the Warrant Exercise Price pursuant to Section 5.1 above, the Holder of each Warrant shall thereafter (until another such adjustment) be entitled to purchase at the adjusted Warrant Exercise Price the number of shares, calculated to the nearest full share, obtained by multiplying the number of shares specified in such Warrant (as adjusted as a result of all adjustments in the Warrant Exercise Price in effect prior to such adjustment) by the Warrant Exercise Price in effect prior to such adjustment and dividing the product so obtained by the adjusted Warrant Exercise Price.

    5.3
    Consolidation or Merger. In case of any consolidation or merger to which the Company is a party or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Company), there shall be no adjustment under Section 5.1 above but the Holder of each Warrant then outstanding shall have the right thereafter to exercise such Warrant for the kind and amount of shares of stock and other securities and property such Holder would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had such Warrant been exercised immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance, and in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section 5 with respect to the rights and interests thereafter of any Holders of the Warrant, to the end that the provisions set forth in this Section 5 shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock and other securities and property thereafter deliverable on the exercise of the Warrant. The provisions of this Section 5.3 shall similarly apply to successive consolidations, mergers, statutory exchanges, sales or conveyances.

    5.4
    Warrant Exercise Price Adjustment. Upon any adjustment of the Warrant Exercise Price, then and in each such case, the Company shall give written notice thereof, by first-class mail, postage prepaid, addressed to the Holder as shown on the books of the Company, which notice shall state the Warrant Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

        6.    No Voting Rights.    This Warrant shall not entitle the Holder to any voting rights or other rights as a shareholder of the Company.

        7.    Notice of Transfer of Warrant or Resale of the Warrant Shares.

    7.1
    Notice of Intent to Transfer. Subject to the sale, assignment, hypothecation, or other transfer restrictions set forth in Sections 1.1 and 1.2, the Holder, by acceptance hereof, agrees to give written notice to the Company before transferring this Warrant or transferring any Warrant Shares of such Holder's intention to do so, describing briefly the manner of any proposed transfer. Promptly upon receiving such written notice, the Company shall present copies thereof to the Company's counsel. If in the opinion of such counsel the proposed transfer may be effected without registration or qualification (under any federal or state securities laws), the Company, as promptly as practicable, shall notify the Holder of such opinion, whereupon the Holder shall be entitled to transfer this Warrant or to dispose of Warrant Shares received upon the previous exercise of this Warrant, all in accordance with the terms of the notice delivered by the Holder to the Company; provided that an appropriate legend may be endorsed on this Warrant or the certificates for such Warrant Shares respecting restrictions upon transfer thereof necessary or advisable in the opinion of counsel and satisfactory to the Company to prevent further transfers which would be in violation of Section 5 of the Securities Act of 1933, as amended (the "1933 Act") and applicable state securities laws; and provided further that the prospective transferee or purchaser shall execute such documents and make such representations, warranties, and agreements as may be required solely to comply with the exemptions relied upon by the Company for the transfer or disposition of the Warrant or Warrant Shares. The Holder shall pay the reasonable attorneys' fees of such counsel incurred by the Company.

    7.2
    Opinion of Counsel. If in the opinion of the counsel referred to in this Section 7, the proposed transfer or disposition of this Warrant or such Warrant Shares described in the written notice given pursuant to this Section 7 may not be effected without registration or qualification of this Warrant or such Warrant Shares, the Company shall promptly give written notice thereof to the Holder, and the Holder will limit its activities in respect to such as, in the opinion of such counsel, are permitted by law.

        8.    Fractional Shares.    Fractional shares shall not be issued upon the exercise of this Warrant, but in any case where the Holder would, except for the provisions of this Section 8, be entitled under the terms hereof to receive a fractional share, the Company shall, upon the exercise of this Warrant for the largest number of whole shares then called for, pay a sum in cash equal to the sum of (a) the excess, if any, of the Market Price of such fractional share over the proportional part of the Warrant Exercise Price represented by such fractional share, plus (b) the proportional part of the Warrant Exercise Price represented by such fractional share. For purposes of this Section 8, the term "Market Price" with respect to shares of Common Stock of any class or series means:

    8.1
    if the Company's Common Stock is traded on an exchange or is quoted on the Nasdaq Stock Market, then the average closing or last sale prices, respectively, reported for the ten (10) business days immediately preceding exercise of the Warrant,

    8.2
    if the Company's Common Stock is not traded on an exchange or on the Nasdaq Stock Market but is traded on the over-the-counter market, then the average closing bid and asked prices reported for the ten (10) business days immediately preceding the exercise of the Warrant, and

    8.3
    if the Company's Common Stock is not traded on an exchange, the Nasdaq Stock Market, or the over-the-counter market, then the price established in good faith by the Company's Board of Directors.

        9.    Restriction on Transfer.    Any Warrant Shares issued to DRP shall bear the following legend:

  THE SECURITY EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OFFERED, PLEDGED, OR OTHERWISE DISTRIBUTED FOR VALUE UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR LAWS COVERING SUCH SECURITY OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THE SECURITY (CONCURRED TO BY COUNSEL FOR THE COMPANY) STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT, PLEDGE, OR DISTRIBUTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND ALL APPLICABLE STATE SECURITIES LAWS.

        IN WITNESS WHEREOF, 2nd Swing, Inc. has caused this Warrant to be signed by its duly authorized officer and this Warrant to be dated March 31, 2002.

2ND SWING, INC., A MINNESOTA CORPORATION
		By:	/s/ STANLEY A. BODINE Stanley A. Bodine Its Chief Executive Officer 5810 Baker Road Minnetonka, Minnesota 55345l
Accepted this 31st day of March, 2002.
By:	/s/ DAVID R. POMIJE David R. Pomije
801 Tonkawa Road Long Lake, MN 55356

        To:        2nd Swing, Inc., a Minnesota corporation

NOTICE OF EXERCISE OF WARRANT
To Be Executed by the Registered Holder in Order to Exercise the Warrant

        The undersigned hereby irrevocably elects to exercise the attached Warrant to purchase for cash,                        of the shares issuable upon the exercise of such Warrant, and requests that certificates for such shares (together with a new Warrant to purchase the number of shares, if any, with respect to which this Warrant is not exercised) shall be issued in the name of:

David R. Pomije*

Please insert social security or other identifying number of registered Holder of certificate

Address:

Date:

By:
David R. Pomije

*The signature on the Notice of Exercise of Warrant must correspond to the name as written upon the face of the Warrant in every particular without alteration or enlargement or any change whatsoever or must be accompanied by assignment documents When signing on behalf of a corporation, partnership, trust or other entity, PLEASE indicate your position(s) and title(s) with such entity and reference the entity above your signature with your position or title noted below your signature. It would also be helpful if you would print (either next to your signature or below your signature} your name as signed.

ASSIGNMENT FORM

        To be signed upon transfer of Warrants.

        FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers unto                        the right to purchase shares of Common Stock of 2nd Swing, Inc. to which the Warrant relates and appoints                        , attorney, to transfer said right on the books of 2nd Swing, Inc. with full power of substitution in the premises.

Date:	Signature*
Address:

*The signature on the Assignment Form must correspond to the name as written upon the face of the Warrant in every particular without alteration or enlargement or any change whatsoever. When signing on behalf of a corporation, partnership, trust or other entity, PLEASE indicate your position(s) and title(s) with such entity and reference the entity above your signature with your position or title noted below your signature. It would also be helpful if you would print (either next to your signature or below your signature) your name as signed.

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WARRANT TO PURCHASE UP TO 350,000 SHARES OF COMMON STOCK OF 2ND SWING, INC., A MINNESOTA CORPORATION
NOTICE OF EXERCISE OF WARRANT To Be Executed by the Registered Holder in Order to Exercise the Warrant